EXECUTION COPY

LICENSE AGREEMENT

This License Agreement (the “Agreement”), dated June 14, 2013 (the “Effective Date”), is by and between:

Exegin Technologies Limited (“Exegin”) of 401 - 2071 Kingsway Avenue, Port Coquitlam, British Columbia, Canada, V3C 6N2

AND

Arkados, Inc. (“Arkados”) of 211 Warren Street, Suite 320, Newark, New Jersey 07103, USA.

BACKGROUND

Arkados wishes to license Exegin’s ZigBee PRO stack technology with ECMQV libraries and Exegin wishes to license same to Arkados pursuant to the terms of this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual promises, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties, intending to be legally bound, agree as follows:

Part 1- DEFINITIONS

1.1	Definitions. In this Agreement, the following terms have the following meanings:

(a)	“Arkados Derivatives” means derivative works Arkados creates based in whole or in part on any Licensed Technology.

(b)	“Arkados Products” means any product offered, sold, distributed, licensed or otherwise exploited by or for Arkados or any of their licensees, distributors or other representatives which incorporates any of the Licensed Technology.

(c)	“Certicom” means Certicom Corp. of 5520 Explorer Drive, 4th Floor Mississauga, ON, Canada, L4W 5L1.

(d)	“Confidential Information” of a party means all information, data and financial information relating to the business, commercial strategies, pricing, personnel, customers, products or services of the party, but excludes any information that the other party (the “Recipient”) proves:

(i)	was lawfully in the Recipient’s possession before receiving it from the other party as can be proven by documentary evidence,

(ii)	is provided in good faith to the Recipient by a third party without breaching any rights of the other party, or

(iii)	is or becomes generally available to, or accessible by, the public through no fault of the Recipient nor through any malfeasance by any other person.

Without limiting the foregoing, the terms and existence of this Agreement (including all prices) are to be maintained as Confidential Information by each of the parties and shall not be disclosed except as required by regulations to which a party may be subject or otherwise by the express written consent of the other party. In addition, the source code to the Licensed Technology is Confidential Information of Exegin.

(e)	“ECMQV” means the Elliptic Curve Menezes-Qu-Vanstone (ECMQV) key agreement algorithm allows two parties to agree upon a common secret value with user authentication.

(f)	“End-User” means any person or entity acquiring any Licensed Technology from or through Arkados, for the End-User's internal use and not for resale.

(g)	“EULA” means an end user license agreement, either in a form provided by Exegin from time-to-time or in a form provided by Arkados and approved in writing by Exegin.

(h)	“Feedback” is defined in section 6.5.

(i)	“Licensed Technology” means Exegin’s ZigBee PRO stack with support for the CBKE authentication using ECMQV as more fully described on Exhibit “A” hereto, any third party software included therewith (as set forth on Exhibit “B”) and all improvements thereto made by or for Exegin under this Agreement.

(j)	“Maintenance Services” means providing bug, error, security or other fixes, Updates, Upgrades and New Versions for the Licensed Technology as described more fully under PART 8 of this Agreement (Maintenance and Other Services).

(k)	“New Version” means a new version of the Licensed Technology that Exegin makes available to other customers who have subscribed to and paid for ongoing maintenance, other than custom modifications for such customers.

(l)	“NTS” means National Technical Systems, Inc. of 200 - 24007 Ventura Blvd Calabasas, CA, USA, 91302.

(m)	“Sale” means a sale, license or transfer, regardless of whether any revenue was received by Arkados in connection with that sale, license or transfer, excluding a reasonable number of units that are provided free of charge to prospective purchasers only, and for demonstration purposes.

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(n)	“Update” means an enhancement, improvement or update to the Licensed Technology that Exegin makes generally available to other customers who have subscribed to and paid for ongoing maintenance.

(o)	“Upgrade” means a modification that allows the Licensed Technology to function on a new hardware platform, that Exegin makes generally available to other customers who have subscribed to and paid for ongoing maintenance. .

Part 2- OTHER LICENSES AND CERTIFICATIONS

2.1	Certicom. Exegin has all rights necessary from Certicom to provide the license to Arkados as set forth in this Agreement. Arkados is solely responsible for obtaining all security certifications it may need from Certicom to fully exploit the license.

2.2	NTS. In the event Arkados desires to obtain NTS, ZigBee PRO and SEP version 1.x (the subversion chosen at Arkados’ sole discretion) certification for the Arkados Products, Exegin will cooperate and provide necessary assistance to Arkados to successfully achieve such certifications in the most expedient manner. All fees and costs payable to the respective certifying organizations or entities shall be the sole responsibility of Arkados.

Part 3- LICENSES

3.1	Delivery. Exegin has delivered, and Arkados has received the Licensed Technology, including the source code for the Licensed Technology.

3.2	License to Arkados. Subject to the terms and conditions of this Agreement and Certicom’s rights in the Licensed Technology, Exegin hereby grants to Arkados and Arkados accepts, during the Term:

(a)	a worldwide, perpetual, non-exclusive, irrevocable (subject to section 8.7), quantity limited, royalty-free license (the “License”) to make, use, sell, copy, modify, create derivative works of, and distribute object code copies of the Licensed Technology, and the right to sublicense the foregoing as object code to Arkados’ customers, provided that the total number of copies of either the original Licenced Technology or its derivatives created, sold or distributed, either directly or through sublicensing, does not exceed the total number of licences purchased; and

(b)	permission to place the source code for the Licensed Technology into a software escrow on terms acceptable to Exegin, for the benefit of Arkados’ customers. Arkados may, under the condition of Exegin’s bankruptcy, provide copies of the source code for the Licenced technology to Arkados’ customers for the purposes of maintaining their current, at time of Exegin bankruptcy, products and no other.

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Arkados will not allow any third party (including its customers) to access any of the source code to the Licensed Technology, and Arkados will not carry on any activity in connection with the Licensed Technology except as specifically permitted by this section.

3.3	Sublicenses. Arkados will not permit any third party to use any Licensed Technology until such party has agreed to be bound by the EULA for that Licensed Technology.

3.4	Notices. Arkados will ensure that the Arkados Products are distributed with documentation that prominently states that the products contain or are powered by software developed by Exegin Technologies Limited. Exegin may also advertise and publicly disclose that its technology is used in the Arkados Products, subject to Arkados’ prior written approval of the disclosures, which will not be withheld or delayed unreasonably.

3.5	License to Exegin. Subject to the terms and conditions of this Agreement, Arkados hereby grants to Exegin during the Term a worldwide, perpetual, non-exclusive, irrevocable (subject to section 8.7), royalty-free licence to make, use, sell, copy, modify, create derivative works of any Arkados Derivatives that Arkados may give to Exegin, and the right to sublicense the foregoing to Exegin’s customers.

Part 4- OWNERSHIP

4.1	Exegin. As between the parties, Exegin owns: (a) its Confidential Information, (b) the Licensed Technology, and (c) all intellectual property and other proprietary rights in and to the foregoing.

4.2	Arkados. As between the parties, and subject to Exegin’s ownership of the underlying Licensed Technology, Arkados owns: (a) its Confidential Information, (b) all Arkados Derivatives, and (c) the Arkados Products, and (d) all intellectual property and other proprietary rights in and to the foregoing.

Part 5- FEES

5.1	License Fee. Arkados will pay Exegin a one-time license fee of US$25,000 (the “License Fee”) in immediately available funds for each 25,000 units to be licensed, including ZigBee PRO with bridging along with SE1.x Authentication and ECMQV library for Linux operating environment. The License Fee shall be payable in five (5) equal instalments on the 1st of each month following the Effective Date.

5.2	Records. Arkados will keep true and accurate records and books of account in relation to the Sales, and will preserve those records and books of account pertaining to a particular financial year for at least 36 months after the end of that financial year. Upon Exegin’s reasonable request, and solely for purposes of determining whether Arkados is in compliance with the number of units licensed stated in Section 5.1 above, Arkados will supply copies to Exegin of the sales records, with only such information as is necessary to confirm such compliance and all other information redacted, which Exegin shall treat as Confidential Information of Arkados. If reasonably necessary to confirm such compliance, Exegin, at its own expense, may cause its auditor to conduct an audit of so much of Arkados’ records as is necessary to confirm such compliance for any year or other period, provided however, that notice of any such audit must be given at least thirty (30) days in advance in writing to Arkados and shall not materially interrupt the conduct of Arkados’ business.

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5.3	Taxes. The parties shall cooperate to segregate the payment of fees into the following: (i) those for nontaxable services and deliverables; and (ii) those for which a VAT, GST, sales, use or other similar tax is to be paid or has already been paid. In addition, each party shall reasonably cooperate with the other to more accurately determine a party's tax liability and to minimize such liability, to the extent legally permissible. Each party shall provide and make available to the other any resale certificates, information regarding out-of-state sales or use of equipment, materials or services, treaty certification and any other exemption certificates or information requested by a party. If obligated by the law of the jurisdiction in which Arkados is headquartered, it may withhold taxes in connection with any payment made to Exegin in connection with the good or services to be provided pursuant to this Agreement.

5.4	Interest. Arkados will pay simple interest on all overdue amounts at a rate of 18% per year or the maximum rate permitted by law, whichever is less, calculated from the date payment was due until the date payment of all overdue amounts is made in full.

5.5	Fees Payable Without Set-off or Deduction. Arkados will pay all amounts due under this Agreement without any set-off, deduction or withholding whatsoever, unless there is a requirement under law for tax purposes.

Part 6- OBLIGATIONS

6.1	Cooperation. Arkados will cooperate with Exegin in a timely manner, as required for Exegin to provide all services under this Agreement, and will give Exegin all required information and access to the Arkados Products as and when required by Exegin in connection with this Agreement.

6.2	Exegin Marks. Arkados must not use any Exegin trademark, Exegin’s legal name and reasonable contractions thereof, its logos and the specific names of its products, without Exegin’s prior written permission.

6.3	Confidentiality. Each party will (and will cause its employees and agents to) keep the other party’s Confidential Information strictly confidential and not disclose it to anyone unless the other party consents or unless the recipient required by law or court order to do so. Each party will not use the other party’s Confidential Information for any purpose other than to perform its obligations or exercise its rights under this Agreement.

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6.4	Requests and Suggestions. Each party may make requests and suggestions regarding changes or improvements to the Licensed Technology, or regarding ways to brand, market or distribute the Licensed Technology ( “Feedback”). Giving Feedback is optional. In the event that a party provides Feedback to the other party without any prior notification of restriction or limitation on its use, it will be deemed that such Feedback is without charge or claim of any kind whatsoever to the party receiving and that the receiving party has full and unlimited license to use or commercially exploit such Feedback in its sole discretion.

Part 7- REPRESENTATIONS AND WARRANTIES

7.1	Power and Capacity. Each party represents and warrants to the other, in respect of itself, that:

(a)	it has full power and capacity to enter into and be bound by this Agreement, and to perform its obligations under this Agreement;

(b)	this Agreement constitutes valid and binding obligations upon it, enforceable in accordance with its terms; and

(c)	the execution and performance by it of this Agreement and the activities contemplated by it do not and will not, to its knowledge, contravene any contractual restrictions or any existing applicable law or regulations binding on it.

7.2	Exegin’s Representations and Warranties. Exegin represents and warrants to Arkados that:

(a)	to its knowledge, Exegin has good, valid, legal title to the Licensed Technology, free of encumbrances of any kind, and has not unlawfully copied, misappropriated or infringed any patents, copyrights, trade secret rights or other intellectual property rights of a third party in those jurisdictions covered by the Bern Convention for the Protection of Literary and Artistic Works in respect of the Licensed Technology;

(b)	to its knowledge, the Licensed Technology does not contain any virus or any other contaminant, including, but not limited to, codes, commands or instructions that may be used to access, alter, delete, damage or disable the Licensed Technology, other software, firmware, or hardware;

(c)	the Licensed Technology does not contain any open source software, or any third party software, except as set forth on the “Third Party and Open Source Materials” as set forth on Exhibit “B” to this Agreement; and

(d)	to its knowledge, it has all rights necessary to provide the Licensed Technology to Arkados for the purposes of this Agreement.

(e)	it will comply with all applicable laws, rules, and regulations related to Arkados' rights and obligations under this Agreement and Exegin’s activities with relation to this Agreement, and Exegin further covenants not to violate any rights of third parties, be they in the nature of intellectual or other property rights or otherwise, in any manner that would expose Arkados to claims by third parties based upon the conduct of the Exegin.

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7.3	No Other Warranties of Exegin. The representations and warranties in Section 7.2 are the exclusive representations of Exegin and are instead of any and all other warranties, representations or conditions (whether express, implied, oral or written) with respect to the subject matter of this Agreement, including any implied warranties or conditions of title, non-infringement, merchantability or fitness or suitability for a particular purpose, PROVIDED HOWEVER, THAT THIS DISCLAIMER SHALL NOT LIMIT IN ANY WAY ARKADOS’ ABILITY TO SEEK REPAIR OF ERRORS THAT PREVENT THE COMMERCIALLY REASONABLE OPERATION OF THE SOFTWARE IN ACCORDANCE WITH ITS FUNCTIONAL SPECIFICATIONS.. Exegin disclaims and Arkados waives all other such warranties, representations and conditions. Certain jurisdictions do not permit such exclusion of warranties, so this disclaimer may not apply to Arkados. To the extent permitted by those jurisdictions, all warranties respecting the Licensed Products, if any, are limited to the Warranty Period.

Part 8- MAINTENANCE AND OTHER SERVICES

8.1	Maintenance Services.

(a)	HELP DESK

Exegin will provide Arkados with technical assistance for the Licensed Technology by email at any time or by telephone between 9:00 a.m. and 5:00 p.m. Pacific Time on business days observed in the Province of British Columbia, Canada.

(b)	ERROR CORRECTION

(i)	Reporting. Errors or other defects in the Licensed Technology Materials can be reported by email at any time or by telephone between 9:00 a.m. and 5:00 p.m. Pacific Time on business days observed in the Province of British Columbia, Canada.

(ii)	Acknowledgement. Exegin will acknowledge each defect report within one business day of receipt by providing Customer with a defect ticket number and a request for additional information, if needed.

(iii)	Classification. Within two (2) business days of receiving a defect report, Exegin will classify the defect’s severity level (as either urgent, high, medium, low, or comment) and assign resources to correct the defect.

High - Defect results in severely impaired functionality. A work around may exist but its use is unsatisfactory. In general, you would not release the product with such a defect. Examples: with certain steps, we may generate a Windows error/message that you can click Ok on and continue with whatever you were doing with no harmful effects.

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Medium - Defect causes failure of non-critical aspects of the system. There is a reasonably satisfactory work around. The product may be released if the defect is documented, but the existence of the defect may cause customer dissatisfaction. Example: a non-Client Financial Report is not recognizing an option correctly, but if a filter is set, the report can be generated with the proper output.

Low - Defect of minor significance. A work around exists or, if not, the impairment is slight. Generally, the product could be released and most customers would be unaware of the defect's existence or only slightly dissatisfied. Example: A button or button set is slightly off center on a data screen, or the problem is purely cosmetic and not easily recognizable.

Comment - Enhancement request or design issue. These should probably be coded as Suggestions or brought to the Design Team by the originating person’s DT representative; These will have to be covered under optional engineering services along with business development.

(iv)	Resolution. Exegin shall use commercially reasonable efforts to correct each reported defect within the following time frames:

High: Within five business days of classification

Medium: Within ten business days of classification

Low: Before the next scheduled release

Comment: At Exegin’s discretion

(c)	MAINTENANCE

Exegin shall:

(i)	deliver to Licensee, within fourteen (14) days after a material change is made to any of the Licensed Technology, a copy of such change; and

(ii)	deliver to Licensee, within fourteen (14) days after the completion of any planned enhancement to Licensed Technology, a copy of such enhancement; and

(iii)	notify Licensee forthwith each time a material enhancement is made to Licensed Technology and provide a list of changed source files.

In addition, Exegin shall deliver to Licensee a maintenance release of the Licensed Technology at least once every six (6) months during the period covered by Section 8.2.

8.2.	Maintenance Fees. Arkados will pay Exegin US$5,000 per year, in advance, for each year of Maintenance Services. The first payment will be made upon execution of this Agreement. The second payment will be made on the one-year anniversary of the Effective Date. The first two payments are mandatory and shall constitute payment in full for the Maintenance Services. All subsequent payments are at the option of Arkados, however, all Maintenance Services will terminate immediately if subsequent payments are not made by the anniversary of the Effective Date.

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8.3	Fees for Other Services. For a period of six (6) months from the Effective Date, Exegin will provide professional services as requested from time to time by Arkados in writing. Including but not limited to assistance with ports to other processors, MAC drivers for other radios and similar connectivity or accessibility not listed in Exhibit B hereto, at a rate of US$125.00 per hour on a time and materials basis. After the expiration of the six (6) month period, unless otherwise agreed in writing by the parties, Arkados will pay Exegin at Exegin’s then current hourly rates for such services.

8.4	Expenses. Provided same are preapproved in writing by Arkados, Arkados will reimburse Exegin for all travel costs incurred in connection with the services performed under this Agreement, and all related expenses.

8.5	Payment. Arkados will pay all amounts under sections 8.2, 8.3 and 8.4 within 30 days after being invoiced for them.

8.6	Termination.

(a)	Either party may terminate this Agreement with respect to this Part 8:

(i)	if the other party materially defaults in the performance or observance of any of its obligations and fails to remedy the default within 30 days after receiving a written demand to do so, provided that such demand is sufficiently detailed as to permit the other party to formulate a reasonable remedy; or

(ii)	if the other party becomes insolvent or bankrupt or makes an assignment for the benefit of creditors, or if a receiver or trustee in bankruptcy is appointed for it, or if any proceeding in bankruptcy, receivership, or liquidation is instituted against it and is not dismissed within 30 days following commencement thereof.

(b)	When any party has the option to terminate, it may exercise that option by giving the other party written notice of termination, which will be effective upon receipt.

(c) FOR THE AVOIDANCE OF DOUBT, The termination or expiration of this Agreement for any reason shall not LIMIT, DIMINISH, AMEND OR affect, in any way whatsoever, the license to the Licensed Technology or any sublicense thereof BY ARKADOS.

8.7	Upon Expiration or Termination. Upon expiration or termination of this Agreement for any reason:

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(a)	each party will return all Confidential Information of the other party in its possession or control, except that Arkados may retain such information to the extent required for Arkados to meet its support, maintenance and warranty obligations to its existing customers;

(b)	Arkados will pay to Exegin all amounts its owes to Exegin; and

(c)	Notwithstanding anything to the contrary, only such rights and obligations of the parties under Part 3, Part 4, Section 5.2, Section 5.3, Section 5.4 Section 5.5, Section 6.3, Section 6.4, Section 8.6(c), Part 9, and Part 10 will survive and continue after termination or expiration of this Agreement.

Part 9- LIABILITY

9.1	Indirect Damages. WITH THE EXCEPTION OF LIABILITY FOR INFRINGEMENT UPON THIRD PARTY’S INTELLECTUAL PROPERTY, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE EXEGIN TECHNOLOGY.

9.2	Total Liability. EXEGIN’S TOTAL LIABIITY FOR ITS INDEMNIFICATION OBLIGATION UNDER THIS AGREEMENT SHALL NOT EXCEED, IN THE AGGREGATE, US$2 MILLION. WITH THE EXCEPTION OF LIABILITY FOR FEES OWED PURSUANT TO SECTION 5.1 OR PART 8 OF THIS AGREEMENT, ARKADOS’ TOTAL LIABILITY UNDER THIS AGREEMENT FOR DAMAGES (INCLUDING DIRECT DAMAGES) WILL NOT EXCEED THE LICENSE FEES PAID BY ARKADOS TO EXEGIN UNDER SECTION 5.1.

9.3	Indemnification by Exegin. Exegin will defend, indemnify and hold Arkados harmless from and against all claims, fines, taxes, damages, expenses and costs (including reasonable lawyers’ fees) incurred by Arkados or its officers, directors, shareholders, employees and representatives in connection with a claim for infringement by Exegin of any third party intellectual property or that any of Exegin’s representations or warranties under this Agreement are untrue, provided that:

(a)	Arkados gives Exegin prompt written notice of the claims and, reasonable assistance and access to information to defend them, provided however, that under no circumstances may Exegin settle any claim that includes an admission of liability on the part of Arkados without the explicit prior written consent of Arkados;

(b)	Arkados does not negotiate, settle or compromise any of the claims without Exegin’s prior written consent; and

(c)	the claims are not related in whole or part to:

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(i)	use of an altered version of any of the Licensed Technology, which alteration was by Arkados, unless the claim would have arisen even in the absence of the alterations;

(ii)	use of a non-current version of any of the Licensed Technology, provided that Exegin made a current version available to Arkados which eliminates the claim and Exegin has so notified Arkados;

(iii)	use of any of the Licensed Technology in combination with any other software or materials, unless the claim would have arisen even in the absence of such combination;

(iv)	Exegin’s having complied with Arkados’ written instructions or specifications; or

(v)	Arkados’ breach of any obligation in this Agreement.

9.4	Indemnification by Arkados. Arkados will indemnify and hold Exegin harmless from and against all claims, fines, taxes, damages, expenses, costs (including reasonable lawyers’ fees) incurred by Exegin or its officers, directors, shareholders, employees and representatives for any reason relating directly or indirectly to the Arkados Products, but only to the extent that the claims were not caused by Exegin’s breach of any obligation in this Agreement.

Part 10- GENERAL

10.1	Communication. All communications required or permitted by this Agreement to be made by either party to the other will be made in writing and be delivered by hand, registered mail at the addresses and numbers set-out above, or to such other addresses of which a party gives the other notice from time to time. Proof of delivery in that manner will constitute proof of receipt.

10.2	Law. This Agreement will be interpreted, construed, and enforced in all respects in accordance with the substantive law of the State of California without reference to its choice of laws principles, and excluding the provisions of the U.N. Convention on Contracts for the International Sale of Goods.

10.3	Dispute Resolution. It is the strict intention of the parties that all disputes be resolved amicably. In the event of a dispute, the parties first shall work cooperatively and in good faith to resolve same through its respective Chief Executive Officer. If the parties cannot resolve the dispute within fifteen (15) business days, the parties shall resort to commercial arbitration before a panel of three (3) arbitrators, with one (1) arbitrator chosen by each party and the third chosen by the parties’ selected arbitrators. Such arbitration shall be conducted pursuant to the rules provided by the American Arbitration Association. Nothing in this Section prohibits a party from applying to court of competent jurisdiction for injunctive or other equitable relief.

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10.4	Force Majeure. Neither party will be responsible for any failure to perform its obligations hereunder to the extent caused by events beyond the non-performing party’s reasonable control, including acts of God, war, riot, embargoes, acts of government including civil or military authorities, export controls, catastrophe, fire, floods, accidents, strikes, shortages of transportation, facilities, fuel, energy, labour or material acts of public enemy, but not including the financial status of the non-performing party.

10.5	Relationship. The parties are independent contractors. Neither party will hold itself out as the agent or partner of the other party.

10.6	Currency. Unless otherwise stated, all references in this Agreement to payments and monetary amounts mean lawful currency of the United States of America.

10.7	Assignment. Neither party will assign or transfer, in whole or in part, its interest in this Agreement without the prior written consent of the other party, which will not be unreasonably withheld, conditioned, or delayed, except that either party may assign its rights and obligations hereunder without prior consent in connection with a merger, acquisition or sale of substantially all of its assets.

10.8	Enurement. This Agreement enures to the benefit of and is binding upon the parties and their respective successors and permitted assigns.

10.9	Severability. The invalidity of any provision of this Agreement will not affect the validity of any other provision.

10.10	Entire Agreement. This Agreement is the entire agreement, and supersedes all previous understandings, agreements and representations between the parties, written or oral regarding the subject matter contained herein, and may be amended only by a written document signed by both parties.

10.11	Waiver. The failure of either party to enforce at any time for any period any provision hereof will not be construed to be a waiver of such provision or of the right of such party thereafter to enforce each such provision, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

10.12	Anti-Corruption. Neither party shall perform any actions that are prohibited by local and other anti-corruption laws (including the U.S. Foreign Corrupt Practices Act, collectively “Anti-Corruption Laws”) that may be applicable to one or both parties to this Agreement. Without limiting the foregoing, neither party shall make any payments, or offer or transfer anything of value, to any government official or government employee, to any political party official or candidate for political office or to any other third party related to the transaction in a manner that would violate Anti-Corruption Laws.

10.13	Further Assurances. Each party shall execute any instruments reasonably believed by the other to be necessary to fully implement the provisions of this Agreement.

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10.14	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and when taken together shall constitute one and the same document. Facsimile or other electronic reproduction of signatures shall be deemed originals.

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TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement as of the Effective Date.

EXEGIN TECHNOLOGIES LIMITED		ARKADOS, INC.

By:	/Leslie Mulder/	By:	/Terrence DeFranco/
	Authorized Signatory		Authorized Signatory

Name (printed): Leslie Mulder		Name (printed): Terrence DeFranco

Its:	President	Its:	CEO
	Title of Authorized Signatory		Title of Authorized Signatory

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